UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2005

RoomLinX Inc.

(Exact Name of Registrant as Specified in its Charter)

CO	000-26213	83-0401552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 W. 6th Ave., Unit N, Broomfield, Colorado 80020	80020
(Address of Principal Executive Offices)	(Zip Code)

303-544-1111
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of June 30 2005, the Company has been in default under 10% promissory notes evidencing loans in the original principal amount of $320,000 ($150,000 of which was from officers and certain stockholders). The Company had repaid $40,000 of the principal amount prior to the default.

As of September 2, 2005, the Company has been in default under debentures in the aggregate principal amount of $1.1 million originally issued on March 3, 2005 (the “Debentures”). As a result, the Company has incurred additional interest and penalties since such date.

As of September 12, 2006, the Company has entered into a Forebearance and Settlement Agreement (the “Forebearance Agreement”) with all holders of the Debentures. Under the terms of the Forebearance Agreement, among other things, the Debenture holders have agreed to forebear from exercising any rights against the Company for an initial ninety (90) day period beginning September 12, 2006 and during this ninety (90) day period, no additional interest will accrue on the Debentures. The Company has agreed to use its reasonable best efforts during this ninety (90) day period to raise funds to, among other things, repay a portion of the Debentures, and the balance of the Debentures would convert into the securities issued by the Company in such financing. A copy of the form of the Forebearance Agreement is attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
None

(b) Pro forma financial information:
None

(c) Shell company transactions:
None

(d) Exhibits
10.1 Form of Forebearance and Settlement Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2006	ROOMLINX INC.

	By:	/s/ Michael S. Wasik
Michael S. Wasik
President, Chief Executive Officer and Chief Financial Officer

EXHBIT INDEX

Exhibit No.    Description

10.1          Form of Forebearance and Settlement Agreement